Exhibit 99.1

SPS Commerce Announces Appointment of Anne Sempowski Ward to its

Board of Directors

Retail Executive Brings Decades of Industry Expertise in Leadership Roles

with High-Growth Brands

Minneapolis, Minn. Nov. 6, 2020. SPS Commerce, Inc. (NASDAQ: SPSC) today announced that Anne Sempowski Ward has joined its board of directors.

“We are delighted to have Ms. Ward join the SPS Commerce board of directors,” said Archie Black, president and CEO of SPS Commerce. “Her leadership roles across retail companies of all sizes bring a unique perspective and one that we are honored to have influencing the future of SPS.”

Ward has more than 28 years of retail and consumer goods experience. She currently serves as the CEO of CURiO Brands and as a board member at Spectrum Brands and Vanda Pharmaceuticals, with previous executive roles at The Coca-Cola Company and Procter & Gamble.

“SPS is a business and technology partner that retail companies of all sizes rely on,” said Anne Sempowski Ward. “I look forward to working as part of the board and with the SPS leadership team as the company continues to grow their retail network and global customer base. The future of retail is changing fast, and SPS is at the forefront of equipping retailers and suppliers with the technology and services they need to stay ahead.”

About SPS Commerce

SPS Commerce is the world’s leading retail network, connecting trading partners around the globe to optimize supply chain operations for all retail partners. We support data-driven partnerships with innovative cloud technology, customer-obsessed service and accessible experts so our customers can focus on what they do best. To date, more than 90,000 companies in retail, distribution, grocery and e-commerce have chosen SPS as their retail network. SPS has achieved 79 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, contact SPS at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo, RETAIL UNIVERSE, 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. RSX, IN:FLUENCE, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

SPS-C

Contact:

Public Relations

SPS Commerce

pr@spscommerce.com

866-245-8100